Exhibit 10.27
FORM OF ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of                            , 2010, by and among XStream Systems, Inc., a Delaware corporation (the “Company”), W.R. Hambrecht + Co., LLC, a Delaware limited liability company (“Underwriter”, and together with the Company, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”). All capitalized terms not herein defined shall have the meaning ascribed to them in that certain Registration Statement on Form S-1 (File No. 333-163046) (as amended from time to time, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission.
     WHEREAS, pursuant to the terms of the Registration Statement, the Company desires to offer and sell in its initial public offering (the “Offering”) a minimum of 3,333,334 shares of common stock, $0.0001 par value (“Shares”) equal to gross proceeds of $20,000,000 (“Minimum Amount”) and a maximum of 5,000,000 Shares (“Maximum Amount”);
     WHEREAS, unless the Minimum Amount is sold following the closing of the auction, pricing and by the end of the T+3 period (the third trading day after pricing) (the “Termination Date”), the Offering shall terminate and all funds shall be returned to the purchasers of the Shares (“Investors”) in the Offering without interest;
     WHEREAS, the Company and Underwriter desire to establish an escrow account with the Escrow Agent into which the Company and Underwriter shall instruct Investors introduced to the Company by Underwriter to deposit funds by wire transfer to JPMorgan Chase Bank, N.A., to the escrow account titled “JPMorgan as Escrow Agent for XStream Systems, Inc.”, Attention : Greg Kupchynsky, Telephone: 212.623.6812, which account information is set forth on Schedule 3 hereto, and Escrow Agent is willing to accept said funds subject to the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.     Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. Contemporaneously herewith, the Parties have established an escrow account with the Escrow Agent, which escrow account is entitled “XStream Systems, Inc. IPO Escrow Account” (the “Escrow Account”). The Underwriter will instruct purchasers of the Shares to transfer funds for deposit to the Escrow Account by wire transfer payable to “JPMorgan Chase Bank as Escrow Agent for XStream Systems, Inc.”
2.     Fund. In compliance with Rule 10b-9 and Rule 15c2-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all funds received from Investors in payment for the Shares shall be forwarded to the Escrow Agent, by the Underwriter no later than noon (Eastern time) the next business day after receipt, to be deposited into the Escrow Account. The Escrow Agent agrees to hold all monies so deposited in the Escrow Account (the “Escrow Deposit”) for the benefit of the Parties hereto and the Investors until authorized to disburse such monies under the terms of this Agreement. The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall hold the Escrow Deposits in a non-interest bearing account (the “Fund”) as directed in Section 3.

3.     No Investment of Fund. During the term of this Agreement, the Fund shall not be invested in a JPMorgan Money Market Deposit Account nor a successor or similar investment offered by the Escrow Agent, unless otherwise instructed by the Parties and as shall be acceptable to the Escrow Agent.
4.     Disposition and Termination. (a) The Fund shall be paid by the Escrow Agent in accordance with the following:
     (i) In the event that the Company and the Underwriter advise the Escrow Agent in writing that the Offering has been terminated (the “Termination Notice”), the Escrow Agent shall promptly return the funds paid by each Investor to said Investor without interest or offset. The Underwriter shall provide to the Escrow Agent an electronic spreadsheet or list in a form acceptable to the Escrow Agent containing the amount received from each Investor whose funds have been deposited with the Escrow Agent (with respect to each Investor the “Investor Investment Amount”) along with the name and address of each Investor. The aggregate of all Investor Investment Amounts shall be equal to the amount of the Fund on the offering closing date.
     (ii) Provided that the Escrow Agent does not receive the Termination Notice in accordance with paragraph 4(a)(i) and there is the Minimum Amount deposited into the Escrow Account on or prior to the Termination Date, the Escrow Agent shall, upon written notification from the Parties, promptly inform the Company and the Underwriter of the Minimum Amount that has been deposited in the account on such date. Then upon receipt of written instructions in a form and substance satisfactory to the Escrow Agent, received from the Company and Underwriter, pay the Fund in accordance with such written instructions, such payment or payments to be made by wire transfer as soon as practicable after receipt of such written instructions. The Parties agree among themselves that, such instructions will not be provided by the Company and Underwriter unless they have received confirmation from the NYSE Amex that the Shares will be listed on the NYSE Amex. After receipt of the aforementioned confirmation, the Parties will send written release instructions to the Escrow Agent via facsimile, in accordance with Section 10, herein.
     (iii) If by (x) 3:00 PM Eastern time on the Termination Date, the total amount of the Fund is less than the Minimum Amount, or (y) 5:00 PM Eastern Time on the Termination Date, the Escrow Agent has not received written instructions from the Company and the Underwriter regarding the disbursement of the Fund, then the Escrow Agent shall be directed to return the Fund to the Investors pro rata without interest and/or offset, and in accordance with the Investor release requirements referenced in Section 4.(a), (i) herein.
     (iv) The Escrow Agent shall not be required to pay any uncollected funds or any funds that are not available for withdrawal.
     (v) If the Termination Date or any date that is a deadline under this Agreement for giving the Escrow Agent notice or instructions or for the Escrow Agent to take action is not a Banking Day, then such date shall be the Banking Day immediately subsequent to that date.
(b) Upon delivery of the Fund by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8(b).

5.     Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Underwriting Agreement by and between the Company and the Underwriter dated the date set forth in the Company’s Rule 424 final prospectus filed as a part of the Registration Statement (the “Underlying Agreement”), nor shall the Escrow Agent be required to determine if any person or entity has complied with the Underlying Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of the Underlying Agreement, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of any Underlying Agreement, any schedule or exhibit attached to the Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.
(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.     Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8(b). In accordance with Section 8(b), the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement.
     (b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.
7.     Compensation and Reimbursement. The Parties agree jointly and severally (a) to pay the Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, along with any fees or charges for accounts, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and (b) to pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement. The obligations contained in this Section 7 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.
     8.     Indemnity. (a) The Parties shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment)(collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The indemnity obligations set forth in this Section 8(a) shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
(b) The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent or an Indemnitee. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Fund for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under either Sections 6(a), 7 or 8(a) of this Agreement.

9.     Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.
(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.
(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All income earned under this Agreement, if any, shall be allocated to the Company and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by the Company whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.
10.     Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:
     (a) by facsimile;
     (b) by overnight courier; or
     (c) by prepaid registered mail, return receipt requested;
to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to the Company	XStream Systems, Inc.
10305 102nd Terrace, Suite 101
Sebastian, FL 32958
Attention: Dennis K. Cummings, Chief Financial Officer
Tel. No.: (772) 646-6208
Fax No.: (772) 589-4622

With copies to	Greenberg Traurig, P.A.
5100 Town Center Circle, Suite 400
Boca Raton, FL 33486
Attention: Bruce C. Rosetto, Esq.
Tel. No.: (561) 955-7625
Fax No.: (561) 367-6225

If to Underwriter	W.R. Hambrecht + Co., LLC
Pier 1, Bay 3
San Francisco, CA 94111
Attention: Peter Morrissey Esq.
Tel No.:
Fax No.:

With copies to	Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attention: David A. Pentlow, Esq.
Tel. No.: (212) 940-6412
Fax No.: (212) 894-5912

If to the Escrow Agent	JPMorgan Chase Bank, N.A.
Escrow Services
4 New York Plaza, 21st Floor
New York, N.Y. 10004
Attention: Greg Kupchynsky
Fax No. (212) 623.6168
Phone: (212) 623.6812
Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
11.     Security Procedures. Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(a) In the event funds transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of the Company or Underwriter’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of Co-Chief Executive Officer and Chief Financial Officer, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Company or Underwriter to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.
(b) The Company acknowledges that the Escrow Agent is authorized to use the funds transfer instructions on Schedule 3 hereto to disburse any funds due to the Company under this Agreement without a verifying call-back as set forth in Section 11(a) above:

The Company’s Bank account information:	[Bank name:
Bank Address:
ABA number:
Account name:
Account number: ]
See Schedule 3
Underwriter acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions on Schedule 3 hereto to disburse any funds due to Underwriter under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Underwriter’s Bank account information:	[Bank name:
Bank Address:
ABA number:
Account name:
Account number: ]
See Schedule 3
(c) In addition to their respective funds transfer instructions as set forth in Section 11(b) above, the Company acknowledges that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, the Company shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Schedule 1, by facsimile in accordance with this Section 11. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Escrow Agent and the Company agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of the Company, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(d) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.
12.     Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
13.     Miscellaneous. Except for changes to funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other Parties. This Agreement shall be governed by and construed under the laws of the State of Florida. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Florida. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. The Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement, including, but not limited to an Investor, shall have no right to instruct the Escrow Agent. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

THE COMPANY: XSTREAM SYSTEMS, INC.
By:
Name:
Title:

UNDERWRITER: W.R. HAMBRECHT + CO., LLC
By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Escrow Agent
By:
Name:
Title: